                                                                    EXHIBIT 23-B



                       CONSENT OF INDEPENDENT ACCOUNTANTS



We hereby consent to the incorporation by reference in the Prospectus constituting part of this Registration Statement on Form S-3 of our report dated December 11, 1995, which appears on page F-32 of the Definitive Joint Management Information Circular and Proxy Statement of Digicon Inc. and Veritas Energy Services Inc. dated July 19, 1996. We also consent to the use in the Prospectus of our report dated September 20, 1996 relating to the consolidated financial statements of Veritas Energy Services Inc. which appears in such Prospectus. We also consent to the references to us under the heading "Experts" in such Prospectus.



PRICE WATERHOUSE


Chartered Accountants



October 17, 1996